EXHIBIT (12)


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                       January 1, 1996 - December 31, 2000
                        (Thousands, except ratio amounts)
                                   (Unaudited)

                                                          Year Ended December 31
                                   ------------------------------------------------------------------
                                      1996          1997          1998          1999          2000
                                      ----          ----          ----          ----          ----
Fixed Charges, as Defined:
  Interest on Long-Term Debt       $   23,176    $   24,904    $   27,389    $   27,728    $   29,987
  Other Interest                        3,448         4,500         4,909         2,778         3,628
  Amortization of Debt
    Discount and Expense                  865           730           714           699           735
  Interest Portion of
    Rentals                             1,798         2,111         1,986         1,707         1,628
                                   ----------    ----------    ----------    ----------    ----------
  Total Fixed Charges, as
     defined                       $   29,287    $   32,245    $   34,998    $   32,912    $   35,978
                                   ==========    ==========    ==========    ==========    ==========

Earnings, as Defined:
  Net Income                       $   46,793    $   43,059    $   27,301    $   45,296    $   50,224
  Taxes on Income                      27,347        21,034        14,604        24,591        26,829
  Fixed Charges, as above              29,287        32,245        34,998        32,912        35,978
                                   ----------    ----------    ----------    ----------    ----------
  Total Earnings, as defined       $  103,427    $   96,338    $   76,903    $  102,799    $  113,031
                                   ==========    ==========    ==========    ==========    ==========
Ratio of Earnings to Fixed
  Charges                                3.53          2.99          2.20          3.12          3.14
                                   ==========    ==========    ==========    ==========    ==========